Exhibit 10.1

People Who Care. An Approach That Works.	200 Powell Place Brentwood, TN 37027 AmericanAddictionCenters.org

CONFIDENTIAL

August 28, 2018

Via Email

Stephen Ebbett

Dear Stephen:

I am pleased to extend an offer of employment for the position of Chief Digital and Marketing Officer for AAC Holdings, Inc. (the “Company”). This position will be designated as a Section 16 policy-making officer position, and you will be a key member of the Senior Executive team. We believe you share our enthusiasm for the opportunities that lie ahead and that you bring the ability and professionalism to assist and share in our continued growth and success. This letter will serve to confirm the details of our offer.

Employment Date:	September 28, 2018 or as mutually agreed.

Reporting Relationship:	Michael T. Cartwright, Chief Executive Officer and Chairman of the Board of Directors of the Company.

Base Salary:	Initial base annual pay shall be set at $500,000.

Cash Bonus Incentives:	You are eligible to earn a cash bonus incentive of up to $250,000 annually to be paid in accordance with similar bonus payments for other Senior Executives. The incentive plan is based on financial and operating performance of the Company as well as your individual performance. Specific performance targets will be determined in collaboration with Michael T. Cartwright and the Compensation Committee of the Board of Directors.

Equity Consideration:	You will be granted 10,000 shares of restricted common stock of the Company as of September 28 or as mutually agreed, which shares will vest in accordance with similar grants for other Senior Executives. You will be eligible for additional grants of restricted stock in amounts commensurate with other Senior Executives on an annual basis as recommended by Michael T. Cartwright and approved by the Compensation Committee of the Board of Directors.

Relocation Stipend:	You are expected to be working full time out of the Company’s San Diego, California location. You will be granted a one-time relocation stipend of $50,000.00 payable on September 28, 2018 or as mutually agreed, less applicable state and Federal taxes required by law. Should you voluntarily terminate your employment prior to your first employment anniversary, you must repay the entire relocation stipend to the Company.

Salary Adjustment:	Salary adjustments are evaluated on an annual basis. Multiple factors are included in the determination of salary adjustments, if any, including individual performance, team performance, and attainment of company performance goals, market conditions, and leadership discretion.

Benefits:

You will be eligible to participate in the Company’s group insurance plan for executives. Detailed information on the plan offerings and applicable costs will be provided under separate cover.

The following are components of the American Addiction Centers’ benefit program:

•   Group Medical with Prescription Drug Coverage

•   Group Dental

•   Group Vision

•   Company provided employee life insurance and AD&D

•   Voluntary employee and family life insurance

•   Voluntary employee and family AD&D insurance

•   Voluntary Short-Term and Long-Term Disability insurance

401(k):	You will be eligible to participate in the American Addiction Centers’ 401(k) plan. In this plan, the company provides a 50% match on employee contributions up to 6% (employer match is subject to vesting schedule). You then have an opportunity to allocate additional contributions to the plan up to the IRS contribution limit per year. Our plan is administered through John Hancock.

ESPP:	You will be eligible to participate in the AAC Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”) in accordance with the terms of the ESPP. Enrollment in this plan is offered twice per year.

Additional Agreements:	In addition to the requirements noted below, your acceptance of this offer and commencement of employment with the Company is contingent upon your execution, and delivery to an officer of the Company, of the Employee Confidentiality, Restrictive Covenant and Invention Assignment Agreement, attached as Exhibit A hereto.

Third Party Agreements:	In accepting this job offer, you represent and warrant to the Company that you have a good faith belief that you are not a party to any agreement that would preclude you from employment at the Company, and you believe that your employment at the Company will not cause you to violate any contractual obligation you have with any third-party. You agree to indemnify, defend and hold harmless the Company and its affiliates from and against any and all direct or indirect damages, losses, liabilities, claims, actions or causes of action and all costs and expenses (including, without limitation, attorneys’ fees, interest and penalties) resulting from or arising out of allegations or claims that you have violated or breached any agreement with any third party by accepting employment with the Company or because of your employment with the Company.

2

As discussed at the time this offer of employment was made, based on qualifications presented on your application form and in your job interview, this offer is extended contingent on the successful completion of a drug screen, background, and reference check. Omissions, false or misleading statements or misrepresentation of facts are grounds for rescinding this offer. Nothing contained in this letter is intended to create, nor shall it be construed to create, a contract of employment. Your employment with our company is “at will”, which means that either you or the Company may terminate the relationship at any time, subject to the provisions of Exhibit A hereto.

I hope that this captures the essential elements of our offer to your satisfaction. We truly are looking forward to your joining our team. If you have any questions, please let me know.

Sincerely,

/s/ Michael T. Cartwright

Michael T. Cartwright
Chairman and Chief Executive Officer

I accept this offer of employment and understand that this offer is contingent upon the successful completion of a drug and background screen.

/s/ Stephen Ebbett	August 30, 2018
Stephen Ebbett	Date

3

EXHIBIT A

EMPLOYEE CONFIDENTIALITY, RESTRICTIVE COVENANT AND INVENTION

ASSIGNMENT AGREEMENT

This EMPLOYEE CONFIDENTIALITY, RESTRICTIVE COVENANT AND INVENTION ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into by and between AAC Holdings, Inc., together with its subsidiaries, affiliates, successors, or assigns (“Company”), and Stephen Ebbett (“Employee”).

In consideration of and as a condition to the employment or continued employment of Employee by Company, the disclosure of Confidential Information (as defined herein) to Employee by Company, and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Definitions. For purposes of this Agreement, “Confidential Information” means any data, know-how or any other proprietary or confidential information that is valuable to Company and not generally known to the public or to competitors of Company and that is disclosed by Company to Employee, either directly or indirectly, prior to or during Employee’s employment with Company (whether in writing, or in oral, graphic, electronic, or any other form). “Confidential Information” also includes, without limitation, (a) third-party confidential information that Company is obligated to keep confidential; (b) any and all information which contains or otherwise reflects or is derived, directly or indirectly, from any information described in this paragraph, as well as any and all notes, analyses, compilations, studies, or other documents prepared by Employee that contain or otherwise reflect or are derived, directly or indirectly, from such Confidential Information; and (c) any information, including without limitation, any technical or non-technical data, works of authorship, formulas, patterns, improvements, compilations, programs, devices, methods, techniques, data, tools, designs, sketches, drawings, processes, financial data, financial plans, marketing strategies, marketing plans, technology, software design, code, list of actual or potential customers or suppliers or other information similar to any of the foregoing, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively referred to herein as “Trade Secrets”).

2.    Obligations. Employee shall: (a) hold in strict confidence and, except to the extent specifically necessary to perform Employee’s duties and obligations to the Company, not disclose, reproduce, publish, distribute, transmit or use any Confidential Information of Company, including Confidential Information that is received by or for Company, that Employee develops, learns, or obtains, or that otherwise comes into Employee’s knowledge during his/her employment with Company, without the prior written consent of Company; (b) take security precautions using not less than reasonable care to keep confidential the Confidential Information of Company and avoid disclosure, loss, or misuse of the Confidential Information; and (c) refrain from modifying, adapting, transmitting, reverse engineering, decompiling, or disassembling any Confidential Information and from using any of the Confidential Information for any purpose other than in the performance of Employee’s duties to Company (including without limitation, for Employee’s own benefit). Employee shall notify Company immediately upon discovery of any unauthorized disclosure or use of Confidential Information other than as permitted hereunder. Employee shall cooperate with Company in every way to help Company regain possession of its Confidential Information and prevent further unauthorized use. Without limiting the generality of the foregoing, Employee agrees not to use any Confidential Information of Company to, or assist any third party to, design, develop, provide, or market any software, technology, product or service that may compete with any software, technology, product, or service of Company.

3.    No Improper Use of Information of Prior Employers and Others. During the term of Employee’s relationship with Company, Employee shall not improperly use or disclose any Confidential Information or Trade Secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality or for whom Employee has performed services, and Employee shall not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by such former employer or person.

4.    No Conflicting Obligation. Employee represents, warrants, and covenants that Employee’s performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee’s relationship with Company. Employee has not entered into, and Employee agrees that it will not enter into, any agreement either written or oral in conflict herewith.

5.    Ownership of Confidential Information and Trade Secrets. All Confidential Information is and shall remain the exclusive property of Company. Company retains all rights and remedies afforded it under patent, copyright, Trade Secret, trademark, and any other applicable laws of the United States and the states thereof, and any applicable foreign countries, including without limitation, any laws designed to protect proprietary or confidential information. Any Trade Secrets of Company will also be entitled to all of the protections and benefits of applicable Trade Secret laws and any other applicable laws; provided, however, that Company shall not, in order to be entitled to such protections and benefits, be subject to, and Employee hereby waives, any requirement that Company submit proof of the economic value of any Trade Secret or post a bond or other security. For avoidance of doubt, the parties acknowledge and agree that, in the event a court of competent jurisdiction determines that information that Company deems to be a Trade Secret is not a Trade Secret under applicable law, such information will nevertheless be deemed to be Confidential Information for purposes hereunder. No license to Employee under any trademark, patent, copyright, or any other intellectual property right, now existing or hereafter acquired or created, is either granted or implied by the disclosure of Confidential Information to Employee.

6.    Assignment of Inventions; Work for Hire. Company shall own all right, title, and interest (including all patent, copyright, trademark, Trade Secret, database rights, and all other rights of any sort throughout the world) in and to any and all inventions (whether or not patentable), works of authorship, materials, works, developments, discoveries, methods, processes, designs, ideas, concepts, information, and/or improvements made, caused to be made, conceived, implemented or reduced to practice, in whole or in part, whether alone or acting with others, by Employee during the term of Employee’s employment with Company, along with all intellectual property rights therein and thereto (collectively, “Inventions”) that (a) are developed on Company’s time; (b) are developed while utilizing, directly or indirectly, Company’s equipment, supplies, facilities, Trade Secrets, or Confidential Information; or (c) that relate to Company’s current or contemplated business or activities. Employee agrees to promptly disclose all Inventions to Company, and Employee agrees to hold in confidence and not disclose any Invention to any third party. Employee further agrees that all Inventions are “works made for hire” within the meaning of the Copyright Act of 1976, as amended, are the sole and exclusive property of Company, and Employee shall have no right to exercise any economic rights to any Invention. Employee hereby irrevocably assigns, transfers, and sets over absolutely, without further consideration, to Company any and all rights, title, and interest in and to all Inventions; provided, however, that this Section shall not apply to any Invention for which no equipment, supplies, facilities, intellectual property, Trade Secrets, or Confidential Information of Company were used and that was developed entirely on Employee’s own time, unless the Invention (i) relates to Company’s current or contemplated business or activities; (ii) relates to

Company’s actual or demonstrably anticipated research or development; or (iii) results from or relates to any work performed by Employee for Company. To the extent Employee uses or discloses his/her confidential or proprietary information or intellectual property that does not constitute Inventions when acting within the scope of Employee’s employment or otherwise on behalf of Company, Company will have, and Employee hereby grants to Company, a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit, exercise, and otherwise use such confidential or proprietary information and/or intellectual property.

7.    Restrictive Covenants.

(a)    In consideration for Employee’s continued employment and for the Company’s agreement to provide certain post-termination compensation to Employee pursuant to Section 8, Employee acknowledges and agrees that during the employment period Employee shall not, directly or indirectly:

i.    engage in, invest in, own, manage, operate, finance, control, be employed by, associated with, or in any manner connected with, or render services or advance or other aid to any person or entity engaged in, or planning to become engaged in, any Competing Business within the Restricted Area. For purposes of this Agreement, a “Competing Business” shall mean any activity that is substantially similar to or competitive with the business of the Company. “Restricted Area” shall mean the United States;

ii.    induce or attempt to induce any employee or independent contractor of the Company to leave the employ or service of the Company, in any way interfere with the relationship between the Company and any such employee or independent contractor, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, independent contractor, or otherwise, any such employee or independent contractor; or

iii.    induce or attempt to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, in any way interfere with the relationship between the Company and any such customer, supplier, or business relation, or solicit the business of any such customers, supplier or business relation (unless such solicitation is pursued on behalf of the Company and/or in the performance of Employee’s duties).

(b)    For a two (2) year period after the termination of Employee’s employment for any reason, Employee acknowledges and agrees that Employee shall also not, directly or indirectly:

i.    use any Company Confidential Information and/or Trade Secrets to (A) induce or attempt to induce any employee or independent contractor of the Company to leave the employ or service of the Company, (B) in any way interfere with the relationship between the Company and any such employee or independent contractor, or (C) solicit for employment or engagement as an independent contractor any such employee or independent contractor; or

ii.    use any Company Confidential Information and/or Trade Secrets to (A) induce or attempt to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, (B) in any way interfere with the relationship between the Company and any such customer, supplier or business relation, or (C) solicit the business of any such customer, supplier or business relation.

(c)    The parties mutually agree that if a violation of any of these covenants occurs, such violation or any threatened violation will cause irreparable injury to the Company and the remedy at law for any such violation or threatened violation will be inadequate. The parties acknowledge that these covenants will survive, and remain in effect and enforceable after Employee’s separation of employment for any reason.

(d)    The parties expressly agree and contract that it is not the intention of either party to violate any public policy, or any statutory or common law, and that if any paragraph, sentence, clause or combination of the same of this Section 7 of the Agreement will be in violation of the law of the state where applicable, such paragraph, sentence, clause or the combination of the same will be void in the jurisdictions where it is unlawful, and the remainder thereof shall remain binding on the parties hereto. It is the intention of the parties to make the covenant of this Section 7 binding only to the extent that they may have lawfully done under existing applicable laws. In the event that any part of any term or covenant of this Agreement is determined by a court of law or equity to be overly broad or otherwise unenforceable, the parties hereto agree that such court shall be empowered to substitute, and it is the intent of the parties hereto that such court substitute, a reasonably judicially enforceable term or limitation in the place of such unenforceable term or covenant, and that as so modified this Agreement will be fully enforceable.

8. Post-Termination Compensation. Employee acknowledges and agrees that Employee’s employment is at-will, and may be terminated by either party for any reason or no reason with or without notice; provided, however, that Employee agrees to provide Company four (4) weeks’ advance written notice prior to any such termination. Upon termination of Employee’s employment, the Company shall be relieved of all of its obligations to Employee, subject to the following:

(a)    Termination without Cause or with Good Reason. If the Company terminates Employee’s employment without Cause (as defined below), or Employee terminates Employee’s employment for Good Reason (as defined below) and provides four (4) weeks’ advance written notice of such termination, the Company will pay to Employee the Employee’s base compensation (as then in effect) through the date of termination and for a period of six (6) months after the effective date of termination; provided that Employee complies with Employee’s obligations under Section 7 and timely executes a general release of claims in a form acceptable to the Company. All payments hereunder shall be subject to applicable taxes, withholdings and authorized deductions. Each payment under this Section 8 shall be considered a separate payment for purposes of 409A of the Internal Revenue Code of 1986, as amended.

For purposes of this Agreement, “Cause” means: (i) Employee is convicted of, pleads guilty to, or confesses to a felony or any crime involving any act of dishonesty, fraud, misappropriation, embezzlement or moral turpitude, (ii) the gross negligence by Employee in connection with the performance of Employee’s duties, (iii) willful misconduct by Employee or the engaging by Employee in any disloyal or unprofessional conduct which results in any material injury to the Company, monetarily or otherwise, or the engaging by Employee in any fraudulent conduct, (iv) Employee willfully breaches any material provision of this Agreement, or (v) the willful failure by Employee to perform his duties with the Company (other than any such failure resulting from Employee’s Disability (as such term is defined in Section 1.409A-3(i)(4) of the Treasury Regulations). For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Employee’s written consent: (i) a material reduction in the Employee’s Base Salary (other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions), (ii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law, (iii) a material, adverse change in the Employee’s title, authority, duties, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law), (iv) a material adverse change in the reporting structure applicable to the Employee, or (v) the discontinuation of the Company’s Operations.

(b)    For the avoidance of doubt, Employee will only be entitled to post-termination compensation pursuant to this Section 8 in the event that Employee is terminated without Cause or Employee terminates Employee’s employment for Good Reason. Employee will not be entitled to post-termination compensation for any other reason, including, without limitation, Employee’s election to terminate Employee’s employment without Cause, death, disability or retirement.

9.    Cooperation. Employee agrees to perform, upon the reasonable request of Company, during or after Employee’s employment with Company, such further acts as may be necessary or desirable to transfer, perfect, and defend Company’s ownership of any Invention, including without limitation: (a) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance; (b) assisting in the preparation, prosecution, procurement, maintenance, and enforcement of all copyrights, patents, and/or other rights with respect to any Invention in any country; (c) providing testimony in connection with any proceeding affecting the right, title or interest of Company in any Invention; and/or (d) performing any other acts Company deems necessary to carry out the purposes of this Agreement. Company shall reimburse all reasonable, actual, out-of-pocket expenses incurred by Employee at Company’s request in connection with the foregoing. Employee hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Employee.

10.    Nature of Employment. Employee understands and agrees that nothing in this Agreement is intended to or shall be interpreted as creating employment for a specified period of time or altering or expanding upon any rights Employee may have to continue in the employ of or the duration of Employee’s relationship with Company. Employee further understands and agrees that his employment with Company shall be employment-at-will, which can be terminated at any time, without prior notice or cause, by either Employee or Company, except as set forth in Section 8. No act, statement, or conduct of any nature whatsoever or by any representative of Company shall alter the nature of Employee’s at will employment unless it is in writing and specifically refers to and supersedes this Section 10.

11.    Non-Disparagement. Neither party shall make any statements to any third party, written or verbal, or cause or encourage others to make such statements to any third party, which are intended or might reasonably be expected to denigrate, defame, or disparage the goodwill or reputation of the other party or such other party’s products or services.

12.    Reasonable and Necessary Restrictions. Employee acknowledges that, during the course of his employment with Company, Employee has received or may receive, and has had or may have, access to Confidential Information of Company. Accordingly, Employee is willing to enter into the covenants contained in this Agreement in order to provide Company with what Employee considers to be reasonable protection for Company’s interests. Employee acknowledges that the restrictions, prohibitions, and other provisions in this Agreement are reasonable, fair, and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests of Company, and are a material inducement to Company to employ or continue to employ Employee and to provide Employee with training, compensation, awards, and other significant benefits.

13.    Additional Restrictions. Employee acknowledges and agrees that Employee has no reasonable expectation of privacy with respect to Company’s telecommunications, networking, or information processing systems (including, without limitation, computer files, email messages, voice messages, and Internet connections) and that Employee’s activity and any files or messages on or using any of those systems may be monitored or obtained by Company at any time without prior notice.

14.    Survival. All obligations created by this Agreement will survive the termination of Employee’s relationship with Company. In the event that Employee’s relationship with Company terminates for any reason, Employee hereby consents to the notification of Employee’s new employer of Employee’s rights and obligations under this Agreement.

15.    Disclosure Pursuant to Court Order. Notwithstanding the provisions of this Agreement, in the event that Employee is required by document subpoena, civil investigative demand, interrogatories, request for information, or other similar process of law or by any governmental action or court of competent jurisdiction to disclose any of the Confidential Information, Employee will deliver to Company prompt notice of such requirement(s) so that Company, at its cost and expense, may seek an appropriate protective order and/or waive compliance by Employee with the provisions of this Agreement. If, failing the obtaining of a protective order or the delivery of such a waiver, Employee is, or as advised by its legal counsel, would be, compelled to disclose, disseminate, or otherwise communicate the Confidential Information, Employee may disclose, disseminate, or otherwise communicate the Confidential Information, but only to the extent so compelled or advised, without liability hereunder.

16.    Return of Confidential Information. If Company so requests at any time, Employee shall return promptly to Company all copies, extracts, or other reproductions in whole or in part of the Confidential Information in the possession of Employee. All documents (defined to include not only paper documents but also data stored in computer memory, or on microfilm, microfiche, magnetic tape, disk or other medium, e-mails and any soft documents) that Employee prepares in connection with his/her duties as an employee of Company and relate to the business of Company, and all Confidential Information of Company that may be given to him/her in the course of his/her duties, are and will remain the sole and exclusive property of Company. Except as necessary in the performance of Employee’s duties, all documents (including copies of documents) containing Confidential Information of Company must remain in Company’s sole possession on Company’s premises, and Employee shall not copy or remove any documents from Company’s premises. Upon termination of Employee’s relationship with Company, Employee shall immediately return to Company all documents containing any Confidential Information of Company, including all copies thereof, in Employee’s possession or control and sign and deliver to Company the “Termination Certification” attached hereto as Exhibit A. Employee agrees that any property situated on Company’s premises and owned by Company, including without limitation, discs and other storage media, filing cabinets, or other work areas, is subject to inspection by Company personnel at any time with or without notice.

17.    Legal and Equitable Remedies. Employee hereby expressly acknowledges and agrees that his/her failure to comply with the provisions of this Agreement will cause irreparable harm and damage to Company for which Company may have no adequate remedy at law. Accordingly, in the event of any threatened or actual breach of the terms of this Agreement, Company shall, in addition to all other remedies available to it under law or in equity, be entitled to injunctive relief to prevent such violations without showing of economic value or harm, or posting a bond or other security.

18.    Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Company acknowledges that Employee will have no criminal or civil liability under any federal or state trade secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose the Trade Secret to Employee’s attorney and may use the Trade Secret information in the court proceeding, if Employee (x) files any document containing the Trade Secret under seal, and (y) does not disclose the Trade Secret, except pursuant to court order.

19.    Miscellaneous.

(a)    Amendment; Modification; Severability. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties. The provisions of this Agreement are severable, and if any provision (or portion thereof) is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions (or portions thereof) in this Agreement. If any of the covenants set forth herein are held by a court of competent jurisdiction to be invalid or unenforceable for any reason, the parties contemplate and intend that such provisions shall be narrowed or otherwise modified to make them enforceable to the fullest extent permitted by law.

(b)    Notices. All notices, requests, demands, waivers, and other communications to a party required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by telecopy, or internationally recognized delivery service providing for guaranteed overnight delivery, addressed to such party, at its address first written above (or such other address as is provided by such party to the other party from time to time). Each party shall be responsible for supplying the other with any changes in the addresses or telecopy numbers for notices hereunder. All notices, requests, demands, waivers, and communications shall be deemed to have been given on the date of personal delivery or on the first business day after overnight delivery (or the second business day after international overnight delivery) was guaranteed by an internationally recognized delivery service, except that any change of address shall be effective only upon actual receipt. Written notice given by telecopy shall be deemed given when electronic or telephonic confirmation is received by the sending party.

(c)    No Assignment. Employee acknowledges that this Agreement and Employee’s performance hereunder are personal and exclusive to Employee. Employee shall not assign any of its rights under this Agreement, except with the prior written consent of Company. Any purported assignment of rights or delegation of performance in violation of this paragraph is void.

(d)    Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right.

(e)    Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and merges all prior discussions between them relating thereto, and may not be amended except by a written instrument signed by the parties.

(f)    Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The parties hereto agree that facsimile or PDF transmission of original signatures shall constitute and be accepted as original signatures.

[Signature Page Follows]

Employee acknowledges that Employee has read this Agreement carefully and understands and accepts without reservation the obligations that it imposes upon Employee. Employee has had the opportunity to consult with legal counsel regarding this Agreement. No promises or representations have been made to Employee to induce Employee to sign this Agreement. Employee has signed this Agreement voluntarily and freely, with the understanding that Company will retain one counterpart and the other counterpart will be retained by Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates entered below.

COMPANY	EMPLOYEE

By:	By:
Printed Name: Michael T. Cartwright	Printed Name: Stephen Ebbett
Title: Chairman and Chief Executive Officer
Date:
Date:

Signature Page to Employee Confidentiality, Restrictive Covenant and Invention Assignment Agreement

EXHIBIT A

Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, materials, equipment, other documents or property, or copies or reproductions of any of the foregoing belonging to AAC Holdings, Inc., together with its subsidiaries, affiliates, successors, or assigns (collectively, the “Company”).

I further certify that I have complied with all of the terms of Company’s Employee Confidentiality, Restrictive Covenant and Invention Assignment Agreement signed by me (the “Agreement”), including the reporting of all Work Product and Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Trade Secrets of Company and Confidential Information (both as defined therein) pertaining to any business of Company or any of its employees, clients, consultants, or licensees.

Employee Signature

Print Name

Date: